Exhibit 99.1

ITG Releases November 2016 U.S. Trading Volume

Fourth Consecutive Monthly Increase in U.S. Market Share

New Monthly Records for POSIT Alert in the U.S. and Europe

NEW YORK, December 8, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that consolidated U.S. market share increased for the fourth consecutive month in November 2016 as trading volume rose to 3.3 billion shares and average daily volume (ADV) was 159 million shares. This compares to 2.6 billion shares and ADV of 125 million shares in October 2016 and 2.5 billion shares and ADV of 123 million shares in November 2015. There were 21 trading days in both November 2016 and October 2016 and 20 trading days in November 2015. ITG also set a new U.S. record for average daily volume traded in the POSIT Alert® indications system for block crossing.

International Trading Activity

The average daily trading commissions in November 2016 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 26% in U.S. dollar terms on a combined basis as compared to the third quarter of 2016. Average daily value traded in POSIT Alert in Europe hit a new record in November 2016.

Commenting on the improved trading activity in November, ITG President and Chief Executive Officer, Frank Troise, said, “POSIT Alert is a valuable source of block liquidity around the world, and we are committed to enhancing the capabilities of this flagship product to help our clients achieve best execution.” Troise added, “We are intensifying our engagement with clients in our execution business and strengthening our analytics and workflow solutions.”

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT ® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

November 2016	21	3,331,846,130	158,659,340	66,054,676	308	21,299,590	26,202	41,649

YTD 2016	231	31,647,654,162	137,002,832	54,197,368	280	12,573,297	18,666	36,338

*Excluding shares crossed through POSIT Alert from ITG algorithms

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via technology-enabled liquidity, execution, analytics and workflow solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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